Exhibit 21

                                  Subsidiaries

I.   100% owned subsidiaries of Horizon Telcom, Inc.:
     A.   The Chillicothe Telephone Company, an Ohio corporation.
     B.   Horizon Services, Inc., an Ohio corporation.
     C.   United Communications, Inc., an Ohio corporation.


II.  Horizon Telcom, Inc. is a majority owner of:
     A. Horizon PCS, Inc., a Delaware corporation, Horizon PCS, Inc. owns 100% of:
          1.   Horizon Personal Communications, Inc., an Ohio corporation.
          2. Bright Personal Communications Services, LLC, an Ohio limited liability company.



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